DATED____________________________________

CAMBRIDGE ENTERPRISE LIMITED (“CE”)     (1)

and

CANTABIO PHARMACEUTICALS INC.     (2)
(“Licensee”)

___________________________________________

DATA AND KNOW-HOW
LICENCE AGREEMENT

Case No: Tot-3254-16

Contents

1	Definitions and Interpretations	3	6.3	Infringement of the Data-Based
1.1	Definitions	3		Patents	17
1.2	Interpretation	6	6.4	Infringement of third party rights	17
1.3	Schedules	7	7	Warranties and liability	17
2	Grant of rights	7	7.1	Status of Licensed Technology
2.1	Licences	7		and responsibility for development
2.2	Formal licences	7		of Licensed Products	17
2.3	Sub-licensing	7	7.2	No representations or warranties	18
2.4	Reservation of rights	8	7.3	Liability and indemnity	18
3	Confidentiality	9	8	Duration and termination	19
3.1	Provision of Know-how	9	8.1	Term	19
3.2	Licensee to treat Know-how as		8.2	Early termination by the Licensee	19
	confidential	9	8.3	Early termination by CE	19
3.3	Confidentiality	9	8.4	Early termination by either Party	19
3.4	Use of Confidential Information	10	8.5	Consequences of termination	20
3.5	Disclosing Confidential Information	10	9	Dispute resolution	20
3.6	Exceptions to confidentiality		10	General	21
	obligations	10	10.1	Force majeure	21
3.7	Return of Confidential Information		10.2	Assignment	21
	and survival of confidentiality		10.3	Waiver	21
	obligations	11	10.4	Invalid clauses	21
4	Payments	11	10.5	No agency	22
4.1	Initial payment	11	10.6	Notices	22
4.2	Net Sales Value Reporting		10.7	Law and jurisdiction	22
	Calculation	11	10.8	Further action	22
4.3	Royalties on Licensed Products		10.9	Announcements	23
	(including those sold by Sub-		10.10	Entire agreement	23
	Licensees)	11	10.11	Third party rights	23
4.4	Milestone payments	12	10.12	Export Control Regulations	23
4.5	Annual licence fees	13	10.13	Non-use of names and marking of
4.6	Other Income (i.e. other than			Licensed Products	23
	Royalties)	13	10.14	Insurance	24
4.7	Payment terms and price index	13	10.15	Counterparts	24
4.8	Financial Reports	14	10.16	Legal Compliance	24
4.9	Records	14	Schedule 1		26
5	Commercialisation obligations and		Part A The Creators		26
	reports	15	Part B The Data		26
5.1	Commercialisation	15	Part C The Know-how		26
5.2	Commercialisation Reports	15	Schedule 2		27
5.3	Independent Expert - Reference	16	Schedule 3		28
5.4	Independent Expert – appointment and decision	16	Part A Transfer of Graffinity rights to CE Part B Transfer of University inventor rights		28
5.5	CE’s right to terminate	16	to CE		28
6	Intellectual property	16	Part C License of MPG rights to CE		28
6.1	Patent protection	16	Part D Transfer of CE rights to Licensee		28
6.2	Transfer of rights in Data-Based		Schedule 4		30
	Patents	17	Part A : Payment and Report Schedule		30
			Part B : Financial Report Format		31

THIS AGREEMENT dated                                                                                                                                                            is between:

(1)	CAMBRIDGE ENTERPRISE LIMITED (“CE”), a company incorporated in England and Wales (registered number 1069886) whose registered address is at The Old Schools, Trinity Lane, Cambridge CB2 1TN, UK;

and

(2)	CANTABIO PHARMACEUTICALS INC. (the “Licensee”) a company incorporated in Delaware, USA (registered number 5105360 whose registered address is 1250 Oakmead Pkwy, Sunnyvale, CA 94085 USA.

RECITALS:

(A)	CE is a company wholly owned by The Chancellor, Masters and Scholars of the University of Cambridge.

(B)
The Max Planck Research Unit for Structural Molecular Biology is a research unit of the Max- Planck-Gesellschaft zur Foerderung der Wissenschaften e.V. (“MPG”), a German non-profit scientific research organization. Max-Planck-Innovation GmbH (“MI”) is a wholly owned subsidiary of MPG: MI is the patent administration and technology transfer agency of MPG, and responsible for all patent and licensing matters within MPG.

(C)
The University Creators and the MPG Creators specified in Schedule 1 have jointly developed technology relating to the discovery and development of agents which modulate the aggregation of Tau, including the Data and the Know-how. The University Creators and the University have granted a licence to CE to all their intellectual property rights in the Data and in respect of the Know-how.

(D)
The Licensed Technology was developed in collaboration with Graffinity Pharmaceuticals (“Graffinity”) who possessed expertise and technologies for the detection of affinity interactions between compounds and targets enabling the discovery of new chemical entities. Under this collaboration agreement the University has a worldwide, perpetual, non-exclusive, royalty free licence, with the right to grant sublicenses, to use the hit series of compounds, synthesized compounds and information disclosed in the report to the University against Tau for any legal purpose without further obligation to Graffinity.

(E)
On 7th September 2016, MI and CE entered into an inter-institutional agreement regarding the administration and commercialization of the jointly developed Data and the Know-how (the “IIA”). Under the IIA, MI has granted a world-wide, exclusive licence to CE to MPG’s rights in the Data and in respect of the Know-how.

(F)
The Licensee wishes to acquire rights in relation to the technology to enable the development and commercialisation of Licensed Products in the Field and in the Territory, in accordance with the provisions of this Agreement.

IT IS AGREED as follows:

1	Definitions and Interpretations

1.1	Definitions

In this Agreement, the following words shall have the following meanings:

Agreement                                                                this document, including its Schedules.

Anniversary                                                                An anniversary of the Commencement Date.

Commencement Date                                                                  Date of final signature of this Agreement.

Confidential Information                                                                                  The terms of this Agreement and any information marked
confidential obtained directly or indirectly by one Party from the other Party.

Continuation in Part                                                                Any continuation-in-part patent application provided

(a)	it was filed within two years of the original application;

(b)	it does not name any inventors from the University or MPG other than Creators named as inventors on the patent application;

(c)	the technology covered was disclosed, claimed in and dominated by the original application; and

(d)	the technology is not affected by obligations to third parties (for example rights created in a sponsored research or other collaboration agreement between the University and a third party).

Creators                                                                The creators named in Schedule 1.

Data                                                                The data referred to in Schedule 1.

Data-Based Patent                                                                A Patent that incorporates any part of the Data.

Field
The discovery, development and commercialisation of agents which modulate the aggregation of Tau, and identification, development and commercialisation of diagnostic agents based on Tau aggregation, as well as biomarkers/diagnostics which could be used to inform the use of agents which modulate the aggregation of Tau, including companion diagnostics for labelled agent indications.

Indemnitees	CE, the University, MPG, MI, the University's employees and students and the Creators and Principal Investigator.

Internal Declaration of Candidate
The internal declaration (within the business of the Licensee or  a Sub-Licensee) to take a Licensed Product forward to clinical development. The Internal Declaration of Candidate is determined by the Licensee (or the relevant Sub-Licensee) but  if not formally declared earlier it will be deemed to have occurred      if      any      of      the      following      events occur:

(a)	completion of a 28 day toxicity whose results are, in the sole discretion of Licensee, acceptable for the Licensed Product to be taken forward to clinical development;

(b)	initiation of GMP manufacture of a Licensed Product; or

(c)	initiation of Chemistry and Manufacturing Controls (CMC) documentation in the US or Module 3 Quality of a Licensed Product in Europe or the equivalent in any other country.

Know-how
The technical information of the Principal Investigator in the Field as listed in Schedule 1 which exists at the Commencement Date and which relates directly to exploitation in the Field and Territory of the Data.

Licensed Product                                                                Any product, process or use which the Licensee or its Sub-
Licensees sell, supply or make available anywhere in the Territory (excluding to a Sub-Licensee) and which uses or incorporates or its development makes use of any of the Licensed Technology.

Licensed Technology                                                                    The Data and the Know-how.

Milestone	An event specified in clause 4.4 where the achievement of the event is in any way dependent upon or deploys or validates any of the Licensed Technology for a Licensed Product.

Net Sales Value                                                                Either

(a)	the gross amount invoiced by Licensee for Licensed Products in the Territory in arm’s length transactions to independent third parties exclusively for money or;

(b)	the price that would have been invoiced if it had been such a transaction and in both cases without deduction of any commission paid to a third party but less the following permitted deductions:
(i)	arm's length trade customary trade, quantity, or cash discounts to the extent actually allowed and taken;
(ii)	amounts repaid or credited by reason of rejection or return;
(iii)
provided the amounts are separately charged on the relevant purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Licensee;

(iv)	provided the amounts are separately charged on the relevant invoice, any costs of packaging, insurance, carriage and freight; and
(v)	amounts invoiced that remain uncollected for a period of 180 days, provided that if such amounts are subsequently collected they are accommodated in the subsequent Net Sales Value Calculation.

Other Income
Any payment (other than Royalties) and, without prejudice to clause 4.2, the value of any non monetary receipt or benefit which the Licensee obtains in connection with the rights granted by clause 2.1 less any value added tax but including

(a)	consideration for any option or any sub or cross-licence;

(b)	research or development funding exceeding a reasonable level of remuneration as defined in clause 4.6(d);

(c)	up front, milestone, success, bonus, maintenance, minimum royalty or periodic (including annual) payments;

(d)	shares, option or other securities obtained from third parties;

(e)
the amount by which any premium received for shares, options or other securities exceeds fair market value, to be determined on the assumption that CE has not granted or agreed to grant any rights to the Licensee in respect of the Licensed Technology; and

(f)	any loan guarantee or other financial benefit made or given other than on normal market terms.

Parties                                                                CE and the Licensee, and "Party" shall mean either of them.

Patent
A patent that is in any way dependent upon or deploys or makes any use of the Licensed Technology, applied for by the Licensee (or, where more than one, all the patents) and the content of the patent application (or, where more than one, all the applications) together with any patents granted pursuant to such application or applications and any continuations, Continuations in Part, extensions, reissues, divisions, divisional applications and supplementary protection certificates which derive priority from such application or applications.

Payment Period                                                                The payment periods specified in Schedule 4.

Planned Sales                                                                Projected annual sales for Licensed Products.

Principal Investigator                                                                    Gergely Toth.

Royalty                                                                The royalty specified in clause 4.3

Sub-Licensee	Any third party granted a sub-licence of the rights in clause 2.1 whether directly by the Licensee or through multiple levels of sub-licensing.

Technology-Based Patent                                                                                  A Patent which is not a Data-Based Patent.

Term                                                                The period specified in clause 8.1.

Territory                                                                Worldwide.

University	The Chancellor, Masters and Scholars of the University of Cambridge.

1.2	Interpretation

In this Agreement (except where the context otherwise requires):

(a)
any reference to a clause or schedule is to the relevant clause of or schedule to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub- clause or paragraph of the clause or schedule in which it appears;

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

(c)
any reference to “person” or “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

(d)	the singular includes the plural and vice versa; and

(e)	words preceding "include", "includes", "including" and "included" shall be construed without limitation by the words which follow those words.

1.3	Schedules

The schedules form part of this Agreement. If a provision of a schedule is inconsistent with a provision of this Agreement, the latter prevails.

2	Grant of rights

2.1	Licences

In consideration of the payments specified in clause 4 CE hereby grants to the Licensee subject to the provisions of this Agreement a non-exclusive licence to use the Licensed Technology (with the right to sub-license, subject to clause 2.3 below), to develop, manufacture, have manufactured, sell, supply and make available Licensed Products on which Royalties are payable under this Agreement only in the Field in the Territory.

2.2	Formal licences

The Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail. Prior to the execution of formal licences (if any) referred to in this clause, the Parties shall as far as possible have the same rights and obligations towards one another as if such licences had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.3	Sub-licensing

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement (and to permit multiple levels of sub-licensing by Sub-Licensees), provided that:

(a)	Approval is sought from CE, not to be unreasonably withheld and to be provided or declined within 30 days of being in receipt of a written request for same.

(b)	each sub-licence shall

(I)
include terms which are equivalent to the obligations and limitations imposed on the Licensee under this Agreement (including insurance obligations, the limitation of the Indemnitees’ liability and an indemnity to the Indemnitees)

(II)	not exclude the Contracts (Rights of Third Parties) Act 1999 in respect of any of the Indemnitees;

(c)	each sub-licence shall terminate automatically on the termination of this Agreement for any reason;

(d)	within 30 days of the grant of any sub-licence the Licensee shall provide to CE a true copy of it;

(e)
the Licensee shall be responsible for Sub-Licensees’ conduct and any breach of a sub-licence as if it had been a breach by the Licensee under this Agreement and the Licensee shall indemnify CE against any loss, damages, costs, claims or expenses which are awarded against or suffered by CE as a result; and

(f)
for the avoidance of doubt, all Sub-Licensees shall be treated as sub-licensees of the Licensee for the purposes of this Agreement, whether the rights are granted directly by the Licensee or by any Sub-Licensee.

(g)
At the Commencement Date CE confirms that it has not itself granted any license or other exploitation rights to the Licensed Technology to any third party, and subject to its academic use rights contained in clause 2.4, after the Commencement Date CE shall not grant any commercial license or other exploitation right to the Licensed Technology to any third party within the Term.

2.4	Reservation of rights

(a)
There is reserved for the University, the MPG and the Creators (and any sponsor of the research during the course of which the Licensed Technology was created) an irrevocable, world-wide, royalty-free, right to use the Licensed Technology in the Field for

(I)	publication and teaching;

(II)	academic research; and

(III)	as background intellectual property for any academic research project. and to license other academic institutions for these purposes.
(b)	For the avoidance of doubt, academic research includes use of the Licensed Technology in the Field

(I)	for research into clinical patient care;

(II)	to investigate, develop and provide biological materials for research purposes; and

(III)	as background intellectual property for any commercially funded research, any research pursuant to EC or other government, public or charitable research funding, and applications for the same.

(c)	Graffinity has reserved the right to use its hit series compounds on its chips or any compound immobilized on Graffinity microarrays.

(d)
The Licensee agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Patents against any academic institution or restrict publication of any research by an academic institution relating to or using the Patents for not for profit purposes.

(e)
Except for the rights expressly set out in this Agreement, no licence is granted in respect of the Licensed Technology or any other technology or patents of CE, the University or MPG, regardless of whether such technology or patents are dominant or subordinate to the Licensed Technology and all rights, title and interest in and to the Licensed Technology throughout the world now or hereafter are and shall remain the exclusive property of CE, the University or MPG.

(f)	The Licensee shall acknowledge the Creators, the University and MPG, and the use of the Data in the publication of any results achieved through use of the Licensed Technology.

3	Confidentiality

3.1	Provision of Know-how

Upon the Licensee’s reasonable request, CE shall arrange for the Principal Investigator to supply the Licensee with all Know-how in his possession that CE is at liberty to disclose and that has not previously been disclosed to the Licensee and which is reasonably necessary to enable the Licensee to exercise its rights under clause 2.1. The method of such supply shall be agreed between the Principal Investigator and the Licensee and shall normally consist in the supply of information but shall not require the Principal Investigator to undertake more than 2 man-days of work, unless otherwise agreed in writing between the Parties.

3.2	Licensee to treat Know-how as confidential

The Licensee receives the Know-how as Confidential Information, whether or not marked confidential. The Licensee shall not use the Know-how for any purpose except as expressly licensed hereby and in accordance with the provisions of this Agreement. The Licensee shall observe the provisions of clauses 3.3 to 3.5, 3.7 and 8.5(a)(IV) in relation to the Know-how.

3.3	Confidentiality

No Confidential Information disclosed by one party (“Disclosing Party”) to the other party (“Recipient Party”) under this Agreement may be disclosed by the Recipient Party to any person except:

(a)
employees, officers, directors, auditors, or subcontractors of the Recipient Party or the University or MPG or MI requiring the Confidential Information for the purposes of this Agreement or for activities set out in clause 2.4;

(b)	with the prior written consent of the Disclosing Party which consent may be given or withheld in its absolute discretion;

(c)	by the Licensee to actual or potential investors in the Licensee;

(d)	by the Licensee to potential sub-licensees of the Licensed Technology;

(e)	by the Licensee to actual or potential customers or sub-licensees for Licensed Products in so far as such disclosure is necessary to promote the sale or use of Licensed Products;

(f)	if the Recipient Party is advised it is required to do so by law (including the Freedom of Information Act 2000 or Environmental Information Regulations) or stock exchange; or

(g)	if the Recipient Party is required to do so in connection with legal proceedings relating to this Agreement.

3.4	Use of Confidential Information

No Confidential Information of the Disclosing Party may be used by the Recipient Party for any purpose other than the performance of the Recipient Party’s obligations or the exercise of the Recipient Party’s rights under this Agreement.

3.5	Disclosing Confidential Information

Any Party disclosing Confidential Information under clause 3.3(a), 3.3(b), 3.3(c), 3.3(d) or 3.3(e) must use all reasonable endeavours to ensure that persons receiving Confidential Information from it

(a)	do not disclose or use the Confidential Information except in the circumstances permitted in clauses 3.3 and 3.4 and

(b)	sign a written confidentiality undertaking on terms as least as restrictive as that binding the Recipient Party.

3.6	Exceptions to confidentiality obligations

(a)	Clauses 3.3, 3.4 and 3.5 do not apply to Confidential Information which:

(I)	is in or becomes part of the public domain other than through breach of this Agreement or an obligation of confidence owed to the Disclosing Party;

(II)
the Recipient Party can prove by contemporaneous written or electronic documentation was already known to it at the time of disclosure by the Disclosing Party (unless that knowledge arose from disclosure of information in breach of an obligation of confidence).

(b)	For the avoidance of doubt the Licensee acknowledges that

(I)
CE is required to inform the University, MPG, MI and the Creators and any others entitled to a share in CE receipts under this Agreement (including persons other than CE employees) or under the IIA of the basis of CE’s calculation of the share due;

(II)
for the purpose of academic publication any Creators and any others who contributed to the creation or development of the Licensed Technology may have to declare to the publisher and in publications that the Licensee is licensed in respect of the Licensed Technology and that income from exploitation of the Licensed Technology has or may be received;

(III)
CE, the University, MPG and the Creators are required to provide reports to funders of the research that formed the basis of the Licensed Technology to the University and to the UK and German governments; and

(IV)	CE is required to share this Agreement with MI as an advanced draft and in final form.

If a disclosure described in this clause 3.6(b)(I), 3.6(b)(II), 3.6(b)(III) or 3.6(b)(IV) includes Confidential Information, CE and the academic disclosing will be deemed to have permission to make such disclosure.

3.7	Return of Confidential Information and survival of confidentiality obligations

(a)
The Recipient Party must return promptly to the Disclosing Party if so requested all documents or other materials containing or referring to Confidential Information which are in the Recipient Party’s possession, power or control or in the possession, power or control of persons who have received Confidential Information from the Recipient Party under clause 3.3(a) 3.3(b), 3.3(c), 3.3(d) or 3.3(e). This clause 3.7(a) shall not apply to Know-how unless termination occurs in accordance with clauses 8.2, 8.3 or 8.4.

(b)	The provisions of clauses 3.2 to 3.7 inclusive will survive the expiry or earlier termination (for whatever reason) of this Agreement for a period of five years.

4	Payments

4.1	Initial payment

The Licensee shall pay to CE the non-refundable, non-deductible sum of £10,000.00.

4.2	Net Sales Value Reporting Calculation

The Licensee acknowledges

(a)
that Net Sales Value and the calculation of Royalties are based on Licensed Products being invoiced in arm’s length transactions to independent third parties exclusively for money or the price that would have been invoiced if it had been such a transaction; and

(b)
Royalty is payable on any product, process or use which the Licensee or Sub- Licensees sell, supply or make available anywhere in the Territory and which uses or incorporates or its development makes use of any of the Licensed Technology (“disposals of Licensed Products”).

The Licensee must report to CE in good faith all disposals of Licensed Products including by Sub-Licensees and report clearly where indirect or non-monetary consideration is accepted for any Licensed Product. This applies to all activity of the Licensee or Sub-Licensees and includes transactions with any party associated with the Licensee or Sub-Licensees or any Licensee business partner or (as defined in the Companies Act 2006) any subsidiary or holding company of the Licensee or Sub-Licensees or subsidiary of any such holding company.

4.3	Royalties on Licensed Products (including those sold by Sub-Licensees)

The Licensee shall pay CE a royalty at the following rates:

(a)
Licensee or Sub-Licensee sales of each Licensed Product which uses, or incorporates or its development makes us of a Data-Based Patent: 1.5% of the Net Sales Value invoiced by the Licensee or Sub-Licensee; and

(b)
Licensee or Sub-Licensee sales of each Licensed Product which uses, or incorporates or its development makes us of a Technology-Based Patent: 0.375% of the Net Sales Value invoiced by the Licensee or Sub-Licensee.

The royalty rate in each case is not subject to any kind of reduction including stacking.

4.4	Milestone payments

The Licensee shall pay CE the milestone payments set out in the table below in respect of each Licensed Product when the relevant Milestone is achieved, whether it is achieved by the Licensee or a Sub-Licensee.

Milestone number	Milestone	Payment
		Use of the Licensed Technology and Technology-Based Patents	Data-Based Patents
1	Internal Declaration of Candidate	£10,000	£20,000
2	First dose in man or initiation of any Phase I Trial of each Licensed Product	£70,000	£140,000
3	Initiation of any phase II trial of each Licensed Product	£100,000	£200,000
4	Initiation of any phase III trial of any Licensed Product	£100,000	£500,000
5	First approval or marketing authorisation of each Licensed Product in the United States or European Union.	£100,000	£500,000
6	Reimbursement approval in the USA.	£100,000	£500,000

In the circumstance where a Milestone is met ahead of any patent filing then the Milestone due will be the one given for Technology-Based Patents. If subsequently a Data-Based Patent is filed for the candidate in question, then the difference between the payment made and the payment that would have been due will be paid.

Notwithstanding any of the above if a Licensed Product achieves the second Milestone of approval of IND filed with the United States Food and Drug Administration or its successor in the USA, or equivalent in EU or other country in the Territory, without having formally achieved the first Milestone of Internal Declaration of Candidate, the first Milestone of Internal Declaration of Candidate will be considered to have been met and the Milestone payment will be due.

For the avoidance of doubt a Licensed Product which uses, or incorporates or its development makes us of a Data-Based Patent will be subject only to the Milestone payments for Data-Based Patents. Where a Licensed Product is covered by more than one Patent, for example by both a Data-Based Patent and a Technology-Based Patent only the Milestone payments for Data-Based Patents are to be made.

4.5	Annual licence fees

The Licensee shall pay to CE the following annual licence fees:

On the Anniversary in	Payment
2017	£20,000
Every year thereafter	the fee for the previous year + 2.75%

If the annual licence fee is not paid, CE may treat non-payment as a material breach of contract.

4.6	Other Income (i.e. other than Royalties)

(a)	The Licensee shall pay to CE:

(I)	5% of all upfront fees (fees paid by a Sub-Licensee on initial grant of rights) received as Other Income

(II)	5% of milestone payments received as Other Income:

(III)	5% of any Other Income not included in sub-clauses 4.6(a)(I) or 4.6(a)(II).

(b)	The Licensee shall not arrange to receive Other Income rather than Royalties where this has the effect of reducing the total sum payable to CE by way of Royalty and Other Income.

(c)
The Licensee shall also pay CE the percentage payments specified in clause 4.6(a) on any difference between Other Income received and that which would have been received had the transaction been an arm’s length transaction with an independent third party exclusively for money.

(d)
Income from development services provided to third parties shall not count as Other Income to the extent that such payments represent a reasonable level of payment for such activities and provided that separate payment is made to CE for any use of or access to the Licensed Technology. For the avoidance of doubt any such use or access must fall within the terms of the rights granted in clause 2.1.

4.7	Payment terms and price index

(a)	Payments shall be made in accordance with Schedule 4 Part A.

(b)	The Licensee shall be responsible for collecting and paying to CE all payments due to CE in respect of sub-licensing, including Royalties.

(c)	All consideration and any other monies due under this Agreement are exclusive of Value Added Tax which where applicable shall be paid by the Licensee to CE. All payments shall:

(I)	be made in pounds sterling by telegraphic transfer to the account of Cambridge Enterprise Ltd at Barclays Bank of 9-11 St Andrews Street, Cambridge CB2 3AA sort code: 201719, account number 90532215;

(II)
in the event of a change in the national currency of the United Kingdom, be converted from pounds sterling into the new national currency of the United Kingdom at the buying rate of such new currency as quoted by Barclays Bank plc in London on the day when such currency change comes into force;

(III)
in the case of monies received by the Licensee from sales or sub-licensing in a currency other than pounds sterling, be calculated in the other currency and then converted into the national currency of the United Kingdom at the buying rate of such other currency as quoted by Barclays Bank plc in London as at the close of business on the last business day of the Payment Period with respect to which the payment is made;

(IV)
be made by the due date, failing which CE may charge reasonable debt recovery costs together with interest on any outstanding amount on a daily basis, compounded quarterly, from the day after the due date until payment at the statutory rate in force on the due date under the Late Payment of Commercial Debts (Interest) Act 1998; and

(V)	be made in full without deduction of taxes, charges or duties, including bank charges or income tax.

(d)
The payments due for Milestones 3, 4, 5 and 6 under clause 4.4 shall be adjusted on each Anniversary by the percentage change if any between CPI published in the month immediately preceding such anniversary and the month immediately preceding the Commencement Date. CPI means the Consumer Prices Index published monthly by the U.K. Office for National Statistics or such other index as may be published in substitution

4.8	Financial Reports

(a)	Financial Reports (including nil reports) are required as set out in Schedule 4 when the first sale of a Licensed Product occurs, annually beforehand, and when a payment is made.

(b)	Each payment shall be accompanied by a financial report in the form set out in Schedule 4 Part B. Such reports shall include details of payments due in respect of sub-licensing.

(c)
The Licensee shall report to CE the date of first sale of a Licensed Product within 60 days of its occurrence and (in accordance with clause 4.2) all disposals of Licensed Product thereafter. The Licensee shall also provide on requests such statistics as CE may reasonably require in relation to the disposal of Licensed Products over the whole or any part of the Term.

4.9	Records

(a)
The Licensee shall keep at its normal place of business and cause Sub-Licensees similarly to keep all information used to calculate payments due to CE under this Agreement including detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it and Sub-Licensees, and the amount of Other Income received by it, on a country by country basis. The Licensee shall keep these records separate or otherwise make them extractable easily from its other business records and shall not dispose of them until after the sixth anniversary of their creation.

(b)
The Licensee shall make such information available, on reasonable notice, on a once per annum basis, for audit during business hours by CE staff or, as CE may decide, CE's duly authorised representative for the purpose of verifying the accuracy of any report given by the Licensee to CE under this clause 4.  CE shall be responsible for its representative's professional charges unless the representative certifies that there is an inaccuracy of more than 5 % in any financial statement, in which case the Licensee shall pay the charges in respect of that inspection. The Licensee shall pay any underpayment identified by CE staff or its representative within 30 days of receipt of a CE's invoice requiring payment for the same.

(c)	The Licensee shall ensure that CE has the same rights as those set out in this clause
4.9 in any sub-licence of any of the Licensed Technology granted pursuant to this Agreement.

5	Commercialisation obligations and reports

5.1	Commercialisation

The Licensee shall

(a)	proceed diligently and using commercially reasonable efforts to develop and commercially exploit the Licensed Technology;

(b)	subject to clause 5.1(a), shall commit the necessary funding and personnel in order to maximise the return for both parties; and

(c)	use all commercially reasonable efforts to comply with project dates and activities contemplated in the commercialisation report submitted in accordance with clause 5.2.

5.2	Commercialisation Reports

Without prejudice to the generality of the Licensee’s obligations under clause 5.1, the Licensee shall send CE within 30 days of each Anniversary an updated, written commercialisation report, covering as a minimum the 12 months preceding the Anniversary and the 12 months following it.  The report shall include:

(a)
the prior year’s past, current and projected activities taken or to be taken in the following year by the Licensee to bring Licensed Products to market and promote the sale of Licensed Products in the Territory;

(b)	Milestone progression (dates for projected and achieved Milestones);

(c)
an up to date list of all the patents or patent applications as defined in the Patents, including the following details: territory, patent type, application number, application date and status, (grant number and grant date if applicable);

(d)	the projected and actual dates of first sale of a Licensed Product;

(e)	Planned Sales during the period covered by the report;

(f)	sub-licences granted during the period covered by the report;

(g)	any Other Income invoiced or received during the period covered by the report;

(h)	any publication of any results achieved through use of the Data;

(i)	the commercial and public benefit which the Licensed Technology has created or stimulated; and

(j)	certification of insurance cover maintained (types and levels).

CE’s receipt or approval of any such report shall not be taken to waive or qualify the Licensee’s obligations under clause 5.1.

5.3	Independent Expert - Reference

If CE considers at any time during the Term that the Licensee has without legitimate reason failed to proceed diligently to develop and commercially exploit the Licensed Technology, CE shall be entitled to refer to an independent expert the following questions:

(a)	whether the Licensee has acted diligently; and if not

(b)	what specific action the Licensee should have taken ("Specific Action") in order to have acted diligently.

5.4	Independent Expert – appointment and decision

The independent expert shall be appointed in accordance with the provisions of Schedule 2 and his decision shall be final and binding on the Parties.

5.5	CE’s right to terminate

If the expert determines that the Licensee has failed to comply with its obligations under this clause 5, and if the Licensee fails to take the Specific Action or take active steps towards the Specific Action within 3 months of the expert giving his decision in accordance with Schedule 2, CE shall be entitled, by giving, at any time within 3 months after the end of that 3 month period, not less than 21 days' notice to terminate this Agreement and the licences granted to the Licensee under clause 2.

6	Intellectual property

6.1	Patent protection

Subject to clause 6.2 the Licensee shall at its own cost and expense:

(a)	manage the filing, prosecution and maintenance of Patents in the Field pursuant to this Agreement.

(b)	pay all renewal fees in respect of the Patents as and when due;

(c)	ensure that CE receives provisional draft patent filings of Data-Based Patents in order that CE can carry out the process described in Schedule 3; and

(d)	ensure that CE receives copies of all correspondence concerning each Data-Based Patent application.

provided that if the Licensee wishes to abandon any such application or not to maintain any Data-Based Patent in the whole of any part of the Territory (or to cease funding such application or patent) it shall give at least 3 months' prior written notice to CE, specifying the parts of the Territory affected. At any time after the expiry of such notice period CE may notify the Licensee that it is no longer licensed for the whole or part of the Territory identified in the notice.

CE shall cooperate fully with Licensee, at the Licensee’s expense, in the preparation, filing and prosecution of the patent applications, executing all papers and instruments. CE will make reasonable endeavours to require inventors to execute such papers and instruments so as to enable the Licensee to apply for, to prosecute and to maintain the Patents.

6.2	Transfer of rights in Data-Based Patents

CE will use reasonable endeavours to secure (via a transfer, license or similar) any rights that the University, the University Creators, MPG, the MPG Creators or Graffinity may have in the Data-Based Patents and provide these to the Licensee according to the process described in Schedule 3.

6.3	Infringement of the Data-Based Patents

(a)	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Data-Based Patents in the Field.

(b)	Subject to clause 6.3(c), the Licensee shall be entitled to take legal or other action against any third party to enforce the Data-Based Patents at its sole expense.

If required by law CE shall agree to be joined in any such legal action (and may elect to take part in the proceedings) subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability. CE shall have the right to be separately represented in any legal action by its own counsel at its own expense.

(c)
Before starting legal action in accordance with sub-clause 6.3(b) or agreeing to any settlement, the Licensee shall consult CE and take its views into account about the advisability of the action or settlement, its effect on the University and CE’s reputation and good name, the effect on any other CE licensees of any of the Licensed Technology, the public interest and how the action should be conducted. Any monetary recovery from any legal or other action shall be dealt with as follows:

(I)	Each Party shall be reimbursed any expenses reasonably incurred in securing the sums recovered.

(II)
If the infringer is granted a sub-licence (either under Clause 2.3 or with CE’s consent) the balance, after reimbursement of expenses, shall be accounted for as Other Income.  In all other cases CE shall receive 25% of the balance.

6.4	Infringement of third party rights

(a)
If any warning letter or other notice of infringement is received by a Party, or legal action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

(b)
The Licensee shall have the right but not the obligation to defend such action and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the confidentiality of the Know-how, the consent of CE must be obtained before taking such action or making such settlement.

7	Warranties and liability

7.1	Status of Licensed Technology and responsibility for development of Licensed Products

The Licensee acknowledges that the Licensed Technology is at an early stage of development, that it is provided “as is” and specific results cannot be guaranteed. The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Products sold or supplied.

7.2	No representations or warranties

(a)
The Licensee acknowledges that CE has not performed any searches or investigations into the existence of any third party rights, which may affect any of the Licensed Technology and that in entering into this Agreement it does not do so in reliance on (and shall have no remedy in respect of) any representation, warranty or other provision, except as expressly provided in this clause, in which case any remedy shall be limited to an action for breach of contract under the terms of this Agreement.

(b)
CE confirms that, with the exception of the rights reserved in clause 2.4(a), the University and the University Creators have granted a licence to their rights to CE in the Data and the Know-how as required for CE to license the Data and the Know-how to the Licensee in accordance with this Agreement.

(c)
CE confirms that, with the exception of the rights reserved in clause 2.4(a), MI has granted an exclusive worldwide licence to MPG’s rights to CE in the Data and the Know-how as required for CE to license the Data and the Know-how to the Licensee in accordance with this Agreement.

(d)
CE confirms that, with the exception of the rights reserved in clause 2.4(c), Graffinity has granted a non-exclusive licence to their rights to CE in the Data and the Know- how as required for CE to license the Data and the Know-how to the Licensee in accordance with this Agreement.

(e)	Except as provided by clause 7.2(b), 7.2(c) and 7.2(d) CE makes no representations or warranties of any kind, express or implied, concerning the Licensed Technology including

(I)	as to the satisfactory quality or fitness for a particular purpose

(II)	as to the absence of latent or other defects, whether or not discoverable, or

(III)	that the exploitation of the Licensed Technology or any Licensed Product will not infringe any patents or other intellectual property rights of a third party.

All conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.3	Liability and indemnity

(a)
The limitations and exclusions in this Agreement shall not apply in respect of claims for personal injury or death caused by negligence of the Indemnitees or in respect of fraud or fraudulent misrepresentation.

(b)
In respect of any damages or expenses of whatsoever nature and howsoever arising (including in contract, tort, negligence or for breach of statutory duty or misrepresentation) in connection with any use of the Licensed Technology or the manufacture, use or sale of or any other dealing in the Licensed Products or otherwise in connection with this Agreement or any relationships established by it:

(I)
the aggregate liability of the Indemnitees shall be limited to the total income which CE has received from the Licensee (less any expenses which CE has incurred in obtaining, maintaining or defending the Patents) during the six years preceding the year of the Term in which the liability arises or

£10,000.00 whichever shall be the higher; and

(II)	in no circumstances shall the Indemnitees be liable for any indirect, incidental or consequential damages including any loss of profits, revenue, business opportunity or goodwill.

(c)
Notwithstanding anything else in this Agreement the Licensee shall indemnify the Indemnitees in full against all demands, claims, judgements and liability (howsoever arising and whether in contract, tort, negligence or for breach of statutory duty or misrepresentation) for damages, costs, expenses or any other loss of whatsoever nature including damage to property, financial loss, personal injury and death, which is asserted in any claim or threatened claim by any third party against all or any of the Indemnitees and which relates to or arises

(I)	from use by the Licensee or any Sub-Licensee or any end user of the whole or any part of the Licensed Technology or

(II)	in connection with the manufacture, use or sale of or any other dealing in any Licensed Products by the Licensee or any Sub-Licensee.

The indemnity also extends to the Indemnitees’ legal and professional fees and any expenses incurred in dealing with any such third party claim. Nothing in this sub- clause shall prevent the Licensee recovering from CE, subject to the exclusions and limitations set out this Agreement, damages due to the Licensee for default by CE of any of its contractual obligations under this Agreement.

8	Duration and termination

8.1	Term

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 8, shall continue in force until the later of:

(a)	the date on which all the granted Patents have expired, have been held invalid, or have been revoked without a right of further appeal, and

(b)	the twentieth Anniversary of the Commencement Date.

8.2	Early termination by the Licensee

The Licensee may terminate this Agreement at any time on 90 days' notice in writing to CE.

8.3	Early termination by CE

CE may terminate this Agreement as provided in clause 5.

8.4	Early termination by either Party

Without prejudice to any other right or remedy, either Party may by written notice to the other Party terminate this Agreement at any time, if any of the following events occur:

(a)
the other Party has materially breached this Agreement (and for the avoidance of doubt non-payment by the Licensee under clause 4 shall be deemed a material breach) and, in case of a remediable breach other than a persistent breach, has failed to remedy that breach within thirty days of the date of service of a written notice from the other Party specifying the breach and requiring that it be remedied;

(b)
the other Party ceases to carry on business, is unable to pay its debts when they fall due, is declared bankrupt, or an order is made or a resolution passed for the winding up of that other Party or for the appointment of an administrator, receiver, liquidator or manager of that other Party; or

(c)	if the force majeure event as defined in clause 10.1 continues for longer than 6 months.

8.5	Consequences of termination

(a)	Upon termination of this Agreement for any reason otherwise than in accordance with clause 8.1:

(I)
(except where CE terminates under clause 8.4) the Licensee and Sub- Licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 4.3) any unsold or unused stocks of the Licensed Products for a period of 6 months following the date of termination;

(II)	subject to paragraph 8.5(a)(I) above, the Licensee shall no longer be licensed to use or otherwise exploit in any way either directly or indirectly any of the Licensed Technology.

(III)
subject to paragraph 8.5(a)(I) above, the Licensee shall consent to the cancellation of any formal licence granted to it or of any registration of it in any register in relation to any of the Data-Based Patents;

(IV)
each Party shall return to the other (or destroy at the other’s request) all Confidential Information disclosed to it by the other and all materials containing any Confidential Information in its possession or control (including, in the case of the Licensee, in the possession or control of its Sub-

Licensees); and

(V)
upon CE’s request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms to enable CE to arrange for the further exploitation of the Licensed Technology and Licensed Products as they exist at the date of termination including to provide CE with details of all technical processes, manufacturing data, improvements, information, know-how and results created or developed by the Licensee or sub-contractors or Sub-Licensees.

(b)	If the Parties are unable to agree the terms of an agreement as described in clause 8.5(a)(V) either Party may initiate the procedure in clause 9.

(c)
The expiry or termination of this Agreement does not affect any rights or obligations of either Party which have arisen or accrued up to and including the date of expiry or termination including the right to payment under this Agreement.

(d)	Clauses 2.3(e), , 2.4, 3.2 to 3.7, 4 (in respect of payments due on or before termination or under clause 8.5(a)(I)), 7, 8.5, 9 and 10 survive expiry or termination (for whatever reason).

9	Dispute resolution

The Parties agree that should any dispute arise between them in relation to this Agreement (other than under clause 5), they shall meet as soon as practicable and negotiate in good faith with a view to resolving the dispute.

If the Parties are unable to settle any dispute by negotiation within 28 days the Parties will attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure.

To initiate a mediation a Party must give notice in writing to the other Party, requesting a mediation in accordance with this clause 9.

Nothing in this clause 9 shall prevent either Party from applying for injunctive relief to restrain any actual or potential breach of this Agreement.

10	General

10.1	Force majeure

(a)
Notwithstanding any other provision of this Agreement, no Party need act if it is impossible to act due to force majeure, meaning any cause beyond its control (including war, riot, natural disaster or law taking effect after the date of this Agreement). A Party affected by force majeure agrees to notify the other Party promptly after it determines that it is unable to act.

(b)
A Party has no responsibility or liability for any loss or expense suffered or incurred by the other Party as a result of its not acting for so long as the force majeure under clause 10.1 continues.  However, the non-performing Party agrees to make reasonable efforts to avoid or remove the circumstances giving rise to the force majeure and agrees to continue performance under this Agreement promptly when they are removed.

10.2	Assignment

(a)
Save as provided by clause 10.2(b) and 10.2(c) neither Party may assign, transfer, charge or deal in any other manner with this Agreement nor purport to do so without the prior written consent of the other Party.

(b)
CE may assign the whole or any of its rights and obligations under this Agreement provided that CE’s assignee shall undertake to be bound by and perform CE’s obligations under this Agreement. CE shall notify the Licensee of any assignment under this Agreement.

(c)
The Licensee may assign all its rights and obligations under this Agreement where the assignment is connected with the transfer of all or substantially all of the Licensee's assets to a single purchaser and provided such purchaser undertakes to CE to be bound by and perform the obligations of the Licensee under this Agreement and is capable of performing such obligations. The Licensee shall notify CE of any such assignment.

10.3	Waiver

A provision of this Agreement or any right created under it cannot be waived or varied except in writing signed by the Parties.

10.4	Invalid clauses

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

10.5	No agency

Nothing in this Agreement shall be construed as creating any agency, partnership or other form of joint enterprise between the Parties and neither Party has the authority to act for or bind the other Party in any way.

10.6	Notices

Any notice to be given under this Agreement shall be in writing and delivered by hand, prepaid registered post or facsimile to the other Party at the address or fax number set out below or to such other address or fax number as either Party may specify in writing to the other.

Notices to CE	Director, Cambridge Enterprise Ltd, University of Cambridge Hauser Forum 3 Charles Babbage Road Cambridge CB3 0GT UK Fax number: +44 (0) 1223 763753
Notices to Licensee	CEO, Cantabio Pharmaceuticals, Inc. 1250 Oakmead Pkwy Sunnyvale CA 94085 USA Fax number: (408) 501-8808

Notices are deemed to have been given:

(a)
if delivered by hand, at the time of the delivery unless delivered after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day;

(b)	if sent by pre-paid first class post from within the United Kingdom, three business days after posting (or seven business days if posted from outside the United Kingdom); and

(c)
if sent by facsimile, at the time the facsimile is received shown in the transmission report as the time that the whole facsimile was sent unless received after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day.

10.7	Law and jurisdiction

This Agreement and any documents to be entered into pursuant to it shall be governed by and construed in accordance with English law and each Party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement and the documents entered into pursuant to it except that a Party may seek an interim injunction for enforcement of intellectual property rights as described in clause 9 in any court of competent jurisdiction.

10.8	Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

10.9	Announcements

A Party may not make press or other announcements or releases relating to this Agreement or the transactions the subject of this Agreement without the approval of the other Party to the form and manner of the announcement or release unless and to the extent that the announcement or release:

(a)	is required to be made by law or by a stock exchange;

(b)	is made in a report on the research required by government or funders or in an annual report of CE, the University or one of the University’s departments, or MPG, or

(c)	falls within the terms of clause 3.6(b).

10.10	Entire agreement

This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all negotiations, understandings or previous agreement between the Parties relating to the subject matter of this Agreement. Nothing in this Agreement, including this clause and clause 7.2, shall operate to limit or exclude liability for fraud or fraudulent misrepresentation.

10.11	Third party rights

The University, any University wholly owned subsidiary, MPG, MI, the University’s employees and students, the Creators and the Principal Investigator may enforce those terms of this Agreement which expressly confer rights on them, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999. Save as aforesaid no term of this Agreement shall be enforceable under that Act by a person who is not a party to this Agreement, but this shall not affect any right or remedy of any third party which exists or is available other than under that Act. Notwithstanding that any term of this Agreement may be or become enforceable under that Act by a person which is not a party to it, this Agreement may be amended in any respect, or suspended, cancelled or terminated by agreement in writing between the Parties, in each case without the consent of such third party.

10.12	Export Control Regulations

(a)
"Export Control Regulations" mean any United Nations trade sanctions or EU or UK legislation or regulation, from time to time in force, which impose arms embargoes or control the export from the United Kingdom of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use but which can be used for military purposes) and certain drugs and chemicals.

(b)
The Licensee shall ensure that, in using the Licensed Technology and in selling Licensed Products, it shall not and nor shall its employees or sub-contractors or any Sub-Licensee directly or indirectly breach or compromise compliance with any Export Control Regulations.

10.13	Non-use of names and marking of Licensed Products

(a)
Consent is not needed to state that CE has granted the Licensee a licence to use the Licensed Technology to make and supply Licensed Products. In all other cases the Licensee shall not use and shall ensure that Sub-Licensees do not use (including in any advertising, promotional or sales materials) the name, any adaptation of the name, any logo, trademark or other device of

(I)	the “University of Cambridge” unless it has first obtained in each case the University’s prior written consent;

(II)
“Cambridge Enterprise Limited” or of the Creators or Principal Investigator or of “Max-Planck-Gesellschaft” or of “Max-Planck-Innovation” unless it has first obtained in each case CE’s prior written consent.

(b)
To the extent commercially feasible the Licensee shall identify and cause Sub- Licensees to identify each product with the number of each issued patent which applies to it in accordance with existing laws.

10.14	Insurance

Without prejudice to its obligations under clause 7.3(c) the Licensee shall take out with a reputable insurance company and maintain at all times during the Term public and product liability and professional indemnity insurance including against all loss of and damage to property (whether real personal or intellectual) and injury to persons including death arising out of or in connection with this Agreement and the Licensee’s and Sub-Licensees’ use of the Licensed Technology and use, sale of or any other dealing in any of the Licensed Products. Such insurances shall be at a level which reflects the scale of activity in relation to the Licensed Technology, not exclude litigation in England, and the public and product liability insurance shall include an indemnity to principals clause in favour of CE and the University. Subject thereto, cover may be limited in respect of one claim provided that such limit must be at least £5 million for public and product liability and £500,000 for professional indemnity insurance. Professional indemnity insurance shall continue to be maintained for a further 6 years from the end of the Term.

10.15	Counterparts

This Agreement may be signed in counterparts and each counterpart shall constitute an original of the Agreement.

10.16	Legal Compliance

The Licensee shall comply with the following (and any amendment or re-enactment): all statutes, bye laws, regulations, codes of practice, European and other directives and provisions and all professional rules and standards to be observed and performed in connection with the exploitation of the Licensed Technology and the development, manufacture and sale or making available of Licensed Products.

AGREED by the parties through their authorised signatories:-

For and on behalf of CAMBRIDGE ENTERPRISE LIMITED	For and on behalf of CANTABIO PHARMACEUTICALS INC.
Signed	Signed
Print name	Print name
Title	Title
Date	Date

Schedule 1

Part A The Creators

Creators:

University creators	Gergely Toth Peter St-George-Hyslop Chris M Dobson Michele Vendruscolo
MPG creators	Eckhard Mandelkow Marcus Pickhardt Eva Mandelkow.

Part B The Data

Data:

List of immobilised compound hits from high-throughput chemical microarray including surface plasmon resonance imaging screen that bind to Tau (data1.pdf)

Aggregation and cell viability data on synthesised compounds (data2.pdf)

Testing of tau aggregation inhibitors via Thioflavin, S in vitro assay, cell viability in N2a cells, DLS solubility data for synthesised Tau hits, Absorption properties of Tau hits, electron Micrographs of fibrils in presence and absence of Tau hits, distribution of cell populations after treatment with hit compounds and staining of Tau aggregates with Thioflavin S in combination with hit compounds (data3.pdf)

Cell viability (MTT-assay) and inhibitory Tau aggregation activity in N2cells vs, concentration of selected Tau hits (data4.pdf)

Part C The Know-how

Know-how:

Technical information of the Principal Investigator which exists at the Commencement Date and which relates directly to exploitation of the Data.

Schedule 2

Appointment of Expert

1	Pursuant to clause 5.3, CE may serve notice on the Licensee ("Referral Notice") that it wishes to refer to an expert (the "Expert") the questions set out in clause 5.3.

2
The Parties shall agree the identity of a single independent, impartial expert to determine such questions. In the absence of such agreement within 30 days of the Referral Notice, the questions shall be referred to an expert appointed by the President of Law Society of England and Wales.

3
60 days after the giving of a Referral Notice, both Parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4
Each Party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side's statement of case of not more than 10,000 words.  A copy of any such reply shall be simultaneously sent to the Expert.

5
The Expert shall make his decision on the said questions on the basis of written statements and supporting documentation only and there shall be no oral hearing. The Expert shall issue his decision in writing within 30 days of the date of service of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6	The Expert's decision shall be final and binding on the Parties.

7	The Expert's charges shall be borne equally by the Parties.

Schedule 3

Part A Transfer of Graffinity rights to CE

Graffinity has agreed that in the event that CE, or any licensee of the CE, wishes to file a patent application claiming Graffinity owned compounds, compounds synthesised by Graffinity in the collaboration or information disclosed in the collaboration report, or a method of use of such compounds, Graffinity shall assign to CE any rights it may have, if any, in the respective compounds and will in such case reasonably assist CE, or the Licensee, as the case may be, in its efforts to file patent application or other rights in this compound by executing all necessary documents, including securing appropriate assignments from Graffinity employees. CE and the Licensee acknowledge that Graffinity has reserved the right to use its hit series compounds on its chips or any compound immobilized on Graffinity microarrays.

In order to obtain such assignment of rights and/or assistance from Graffinity as described in the preceding paragraph, CE, or the Licensee, as the case may be, will provide the respective excerpts of provisional draft patent filings wherein any Graffinity synthesised compounds are included within the claims or specifications of such provisional patent applications to Graffinity. Having obtained such patent filing excerpts, Graffinity will then assign any rights it may have, if any, in the respective compounds to CE. After such assignment, CE, or the Licensee of CE, as the case may be, has the obligation to provide written evidence that the respective patent filing has been effected. Should CE, or the Licensee of CE, as the case may be, fail to provide such patent filing evidence, or fail to file patent applications within sixty (60) days from providing  Graffinity the patent excerpts, CE shall assign the compound rights that were, in the context, previously assigned by Graffinity to CE, back to Graffinity within ninety (90) days from the initial assignment by Graffinity to CE.

Part B Transfer of University inventor rights to CE

If a University Creator is identified as an inventor of a Data-Based Patent CE, or the Licensee, as the case may be, will provide the respective excerpts of provisional draft patent filings for consideration by CE and the University Creator. CE will make reasonable endeavours to take assignment from the University inventors and the University to all rights they may have to the Data-Based Patents; and to take from the University inventors (and the University where Know- How is owned by it)  an irrevocable, royalty-free world-wide non-exclusive, sub-licensable licence to use the Know-How for all purposes including for patenting and exploitation of the Data-Based Patents.

Part C License of MPG rights to CE

If a MPG Creator is identified as an inventor of a Data-Based Patent, CE will provide to MPG the respective excerpts of provisional draft patent filings for consideration by MI and the MPG Creator. CE will make reasonable endeavours to enter into an additional inter-institutional agreement with MI regarding rights MPG may have to the Data-Based Patents based on the inventive contribution of the MPG Creator; and to take from MI a respective world-wide exclusive, sub-licensable licence.

Part D Transfer of CE rights to Licensee

After the appropriate assignments and licenses have been obtained, CE will amend this Agreement to grant to the Licensee subject to the provisions of this Agreement including the reservation of rights in clause 2.4 an exclusive licence under the Data-Based Patents (with the right to sub-license, subject to clause 2.3) to develop, manufacture, have manufactured, sell, supply and make available Licensed Products on which Royalties are payable under this Agreement only in the Field in the Territory; and a non-exclusive licence to use the know-how relating to the invention claimed in the Data-Based Patents.

The applicant for a Data-Based Patents will be determined on the basis of inventorship.

The amendment to this Agreement will additionally include clause 6.3(d) as follows:

6.3
(d) In the event that the Licensee is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within six months of the Licensee first becoming aware of the basis for such action, CE shall have the following rights, at its sole discretion

(I)	to prosecute such infringement under its sole control and its sole expense, and any recovery obtained shall belong to CE;

(II)	to seek interim relief.

And the following paragraph below clause 8.4

Without prejudice to any other right or remedy which CE may have, if any of the events contemplated in clause 8.4 apply to the Licensee, the exclusivity of licence granted in this amendment shall cease and the licence shall become non-exclusive.

Schedule 4

Part A: Payment and Report Schedule

Licensee name:	CANTABIO PHARMACEUTICALS INC.
Licensee address for invoices	1250 Oakmead Pkwy, Sunnyvale, CA 94085 USA
VAT No. (for non-UK EU Licensee)	[number]
Purchase order required?	One PO required for all invoices?	PO number:	[number]
New/multiple PO required for each invoice?	[details]
No PO required
Licensee Reference:	[reference/contract number] [For attention of [name]] [PO]
Contact for:	invoicing & PO	[name]	[Email] [contact details]
financial reports	[name]	[Email] [contact details]
commercialisation reports	[name]	[Email] [contact details]
Licensed Technology known as:	Inhibitors of Tau aggregation	Commencement Date: Anniversary: an anniversary of the Commencement Date
Payment Periods: 12 month periods ending on an Anniversary	Term: From the Commencement Date until expiry
Payment terms:
The Licensee shall make the specified payments to CE within 30 days of the end of the month in which the payment date specified in the right hand column below falls.(Interest is payable if this period is exceeded.) Royalties on invoices sent between the end of the final Payment Period and termination or expiry of this Agreement shall be due and shall be paid within 30 days of termination or expiry.

Each payment shall be accompanied by a financial report (as in Part B below).
Event	Payment and reports dates
Upfront fee	Payment date - the Commencement Date.
Royalties including for sub-licensees
Payment date - On the day after the last day of each Payment Period.
Financial Reports relating to royalties (in the form set out in Part B below) are due within 30 days of the following dates:
each Anniversary prior to the first sale of a Licensed Product
the day after the last day of each Payment Period after the first sale of a Licensed Product

Other Income	Payment date - date of Licensee’s invoice or receipt of payment, whichever is the earlier.
Milestone payment	Payment date - date when the milestone is achieved.
Annual Licence Fee	Payment date - each Anniversary beginning on the Anniversary in 2017 - see clause 4.5
Commercialisation	Commercialisation Report date - within 30 days of each Anniversary.
First sale of a Licensed Product	Financial Report date - within 60 days of first sale.